Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Completes Merger with County Bancorp, Inc.

GREEN BAY, WI December 6, 2021– Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) completed its merger with County Bancorp, Inc., (NASDAQ: ICBK) (“County”), as a result of which, County merged with and into Nicolet, with Nicolet being the surviving corporation. Immediately following the merger, County’s wholly-owned banking subsidiary, Investors Community Bank (“Investors”), was merged with and into Nicolet National Bank.

Based on initial financial data, the addition of County added approximately $1.5 billion in assets to increase Nicolet’s total assets to approximately $8.0 billion. Total loans of the combined company will increase to approximately $4.5 billion, and total deposits will increase to approximately $6.7 billion.

The systems integration was completed, and three branches of Investors opened as Nicolet National Bank branches, with one opening in Grand Chute, WI, expanding Nicolet’s presence in the Fox Valley area, and two opening in new markets in Stevens Point, WI and Manitowoc, WI.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin, the upper peninsula of Michigan, and Northern Michigan. More information can be found at www.nicoletbank.com.

Investor Relations & Media Contacts:

Mike Daniels – President & CEO

Jeff Gahnz – VP, Marketing & Public Relations

Phone: 920.430.1400

Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com